UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 13, 2009
Quiksilver, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14229	33-0199426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA	92649
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(714) 889-2200
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective February 13, 2009, the Board of Directors of Quiksilver, Inc. (the “Company”), upon the recommendation of the Company’s Nominating and Governance Committee, appointed James G. Ellis to the Board of Directors. Mr. Ellis was also appointed a member of the Audit Committee of the Board.
     James G. Ellis, age 62, currently serves as the Dean of the Marshall School of Business at The University of Southern California and holder of the Robert R. Dockson Dean’s Chair in Business Administration. Prior to his appointment as Dean in April 2007, Mr. Ellis was the Vice Provost, Globalization, for USC and prior to that he was Vice Dean, External Relations also for USC. Mr. Ellis has been a professor in the Marketing Department of the Marshall School of Business since 1997. From 1990 to 1997, he served as Chairman and CEO of Port O’Call Pasadena, an upscale home accessory retailer and was President and CEO of American Porsche Design from 1985 to 1990. Mr. Ellis graduated from the University of New Mexico with a B.B.A. degree and from Harvard Business School with an M.B.A. degree. Mr. Ellis also serves on the board of directors of Fixed Income Funds and Investment Company of America, both investment funds of The Capital Group, a private company.
     There is no arrangement or understanding pursuant to which Mr. Ellis was elected as a director and there are no related party transactions between the Company and Mr. Ellis.
     For service as a non-employee director during fiscal 2009, Mr. Ellis will receive an annual cash retainer of $45,000, prorated for the portion of the year in which he serves as a director. In addition, for his service as a member of the Audit Committee he will receive an annual cash retainer of $13,500, which will also be prorated. Under the Company’s 2000 Stock Incentive Plan, each non-employee director is automatically awarded an option to purchase 7,500 shares of common stock and 5,000 shares of restricted common stock when he or she first becomes a member of the Board of Directors. Thereafter, on the date of each annual meeting of stockholders, provided that the non-employee director continues to serve as a director after such meeting and has served as a director for at least six months, there is an additional award of options to purchase 7,500 shares of common stock and 5,000 shares of restricted common stock. As a result, upon his appointment to the Board, Mr. Ellis was awarded an option to purchase 7,500 shares of common stock, at an exercise price of $1.57 per share, and 5,000 shares of restricted common stock. He is not eligible to receive an additional award of options or restricted stock at the 2009 Annual Meeting of Stockholders since he will not have served as a director for six months prior to that date. Each option has an exercise price per share equal to fair market value on the grant date and a maximum term of seven years, subject to earlier termination upon a director’s cessation of service on the Board. Each option is immediately exercisable and fully vested for all of the option shares. The restricted stock awards vest in a series of three successive equal annual installments over the period beginning with the date of such award, provided the director continues to serve as a member of the Board. The Company also enters into an Indemnity Agreement with each of its directors, the form of which is attached to the Company’s Form 10-K for the fiscal year ended October 31, 2006, as Exhibit 10.8.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 18, 2009	Quiksilver, Inc. (Registrant)
	By:	/s/ Joseph Scirocco
Joseph Scirocco
Chief Financial Officer

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